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Contacts:       For Media:      John Calagna
                                212-578-6252

                For Investors:  Kevin Helmintoller
                                212-578-5140

                 METLIFE EMPLOYEE STOCK OPTIONS TO BE EXPENSED
                             BEGINNING JANUARY 2003

NEW YORK, August 12, 2002 - MetLife, Inc. (NYSE: MET) announced today that it will adopt the fair-value recognition provisions of accounting for employee stock options beginning January 2003.

"Currently, almost all of our total compensation is expensed," said Robert H. Benmosche, chairman and chief executive officer. "Today's announced change in accounting for employee stock options is the right thing to do and, along with other leading companies, is part of an ongoing effort to help restore confidence in Corporate America."

This decision was reached following a meeting of the Audit Committee of the Board of Directors.

If MetLife had expensed options in 2002 under current accounting rules, the estimated earnings per share impact for 2002 would have been approximately $0.02 to $0.03 per share for options issued in 2002. If future option grants were to remain at the same level, the impact would increase to approximately $0.09 to $0.10 per share as additional options are issued in subsequent years.

This method of accounting for stock options will be used for all awards granted or modified after January 1, 2003 under the guidance of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 permits companies either to use the fair-value method and recognize compensation expense upon the issuance of stock options, thereby lowering earnings, or, alternatively, disclose the pro-forma impact of the issuance. Management believes that use of the fair-value based method to record employee stock-based compensation expense is appropriate.

Under the terms of MetLife's five-year Stock Incentive Plan, the aggregate number of shares of stock that may be covered by options is subject to a maximum limit of approximately 37.8 million shares for the duration of that plan.
Shares issuable pursuant to options granted under the five-year Directors Stock Plan are subject to a current maximum limit of approximately 378,000 shares for the duration of that plan; however, issuance of such shares reduces the maximum limit of shares available under the Stock Incentive Plan. Shares covered by options under these plans, in turn, reduce the number of shares that may be paid in compensation under certain other compensation and benefit plans.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve



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approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

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This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.